UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2016

PROPEL MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-55360	47-2133177
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 Main Street, Suite 900, Irvine, California 92614

(Address of Principal Executive Offices) (Zip Code)

(949) 251-0640

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 22, 2016, Propel Media, Inc. (the “Company”) entered into amendments (the “Amendments”) to the employment agreements (the “Employment Agreements”) with each of Robert Regular, the Company’s Chief Executive Officer, Marv Tseu, the Company’s President, and David Shapiro, the Company’s Chief Corporate Development Officer, General Counsel and Secretary (the “Executives”).

The Amendments replace the previously existing bonus provisions of the Employment Agreements. Pursuant to the Amendments, commencing with the first fiscal quarter of 2016, each of the Executives is eligible to earn a bonus as part of the Company’s cash bonus program. Under the program, the Company will pay, on a quarterly basis, up to 5% of its EBITDA as bonuses to the participants in the program, of which 0.50%, 1.00% and 1.75% has been allocated to Messrs. Regular, Tseu and Shapiro, respectively. Two-thirds of each Executive’s quarterly cash bonus is payable only if the Company’s EBITDA for the applicable quarter is 70% of the budget for such quarter and one-third of the cash bonus is payable only if the Company’s revenue for the applicable quarter is 70% of the budget for such quarter. In addition, to the extent bonuses were not paid for a prior fiscal quarter in the same fiscal year, participants may receive a true-up payment calculated based on the participant’s percentage of the year-to-date EBITDA. Two-thirds of a participant’s true-up payment will be made only if the year-to-date EBITDA is 70% of the budget for the year-to-date period and one-third of the true-up payment will be made only if the year-to-date revenue is 70% of the budget for the year-to-date period. The bonuses, including the true-up, are not payable in any circumstances if the Company is not in compliance with its senior secured credit facility or if the bonus payments would cause the Company to not be in compliance. The Company will use its best efforts to pay the bonuses within 30 days after the end of the applicable fiscal quarter and will pay the bonuses no later than 60 days after the end of such quarter.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPEL MEDIA, INC.

Dated: April 25, 2016	By:	/s/ Robert Regular
Name: Robert Regular Title: Chief Executive Officer

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